EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES OCTOBER CASH DISTRIBUTION

Dallas, Texas, October 19, 2021 – Simmons Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE:CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.067003 per unit, payable on November 15, 2021, to unitholders of record on October 29, 2021. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes (a)		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month Distribution	(62,000)	8,000	$47.84	$26.98
Prior Month Distribution	14,000	134,000	$68.14	$6.53

(a)	Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Current Month Distribution

XTO Energy has advised the Trustee that out of period adjustments in the Texas Working Interest and Texas Royalty Interest net profits interests had a significant impact on the oil and gas sales volumes and average prices reported in the October 2021 distribution.

Excess Costs

XTO Energy has advised the Trustee that excess costs increased by $3,599,000 on properties underlying the Texas Working Interest net profits interests due to reversal of sales from the oil purchaser for the North Cowden Unit. XTO Energy has advised the Trustee that it expects to receive payment for these oil sales directly from the operator, once the operator has recorded the sales in their system. These excess costs did not reduce net proceeds from the remaining conveyances. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests after the current month’s distribution total $6.3 million, including accrued interest of $503,000.

For more information on the Trust, please visit our web site at www.crt-crosstimbers.com.

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Contact:	Nancy Willis Vice President Simmons Bank, Trustee 855-588-7839